Exhibit 99.1
FIRST UNITED CORPORATION ANNOUNCES THIRD
QUARTER EARNINGS

OAKLAND, MARYLAND—November 4, 2005: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended September 30, 2005 of $3.0 million ($.50 earnings per share) compared to $1.1 million ($.18 earnings per share) for the third quarter of 2004.

For the nine-month period ended September 30, 2005, the Corporation’s annualized return on average assets and average shareholders’ equity were .84% and 11.97%, respectively, compared to .67% and 9.05%, respectively, for the same period in 2004. Net income through September 30, 2005 was $7.9 million ($1.30 earnings per share) compared to $5.8 million ($.95 earnings per share) for the first nine months of 2004.

Loans and leases were $986.2 million at September 30, 2005 compared to $911.5 million at December 31, 2004, an increase of 8.2%. Deposits were $927.8 million at September 30, 2005 compared to $850.7 million at December 31, 2004, an increase of 9.1%. The Corporation experienced significant growth in deposits primarily due to our successful 13-month CD promotion, and the deposit of approximately $29 million of trust department money market funds into Bank money market accounts. Total assets were $1.30 billion at September 30, 2005, a 5.7% increase from $1.23 billion at December 31, 2004.

Comparing September 30, 2005 to December 31, 2004, shareholders’ equity increased 4.7%, from $86.4 million at December 31, 2004 to $90.5 million at September 30, 2005, resulting in an increase in book value per share from $14.17 at December 31, 2004 to $14.83 at September 30, 2005. At September 30, 2005, 6,112,067 shares of the Corporation’s common stock were issued and outstanding.

Net interest income increased $3.1 million during the first nine months of 2005 when compared to the same period in 2004, due to a $6.5 million (14%) increase in interest income offset by a $3.4 million (19%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $94 million (9%) during the first nine months of 2005 when compared to the first nine months of 2004. This increase is primarily attributable to the significant growth that we experienced in our loan portfolio as well as the increasing interest rate environment. Rates on our adjustable rate commercial real estate loans and home equity lines of credit have increased during 2005 as most are prime-rate based loans. Increases on these adjustable rate loans, coupled with improved yields on the investment portfolio, have contributed to the 28 basis point increase in the average rate on our average earning assets from 5.63% for the first nine months of 2004 to 5.91% for the first nine months of 2005 (on a fully tax equivalent basis). Net interest income for the third quarter of 2005 increased $1.6 million when compared to the third quarter of 2004. This increase resulted from a $3.0 million increase in interest income during the period, offset by an increase in interest expense of $1.4 million.

The Corporation’s asset quality is sound. The ratio of non-accrual and 90 days past-due loans to total loans at September 30, 2005 was .50% compared to .50% at December 31, 2004 and .79% at September 30, 2004. The ratio of non-accrual and 90 days past-due loans to total assets at September 30, 2005 was .37% compared to .37% at December 31, 2004 and .59% at September 30, 2004.

The provision for loan losses was $1.3 million for the first nine months of 2005, compared to $1.6 million for the same period of 2004. The decrease in the provision for loan losses is due to a decrease in the required amount of special allocations required for certain non-accrual loans and a reduction in the amount of actual net credit losses during the period. Additionally, total non-performing loans decreased by $0.3 million due to improvements in the delinquency rate on our consumer loans. As a result of the evaluation of the loan portfolio at September 30, 2005, the allowance for loan losses was $7.3 million at September 30, 2005, compared to $6.8 million at December 31, 2004. Management believes that the allowance at September 30, 2005 is adequate to provide for probable losses inherent in our loan portfolio.

Other operating income increased by $.7 million for the third quarter of 2005 and by $.2 million for the nine months ended September 30, 2005 when compared to the same time periods of 2004. The third quarter increase was due primarily to increases of $.2 million each in service charge income, trust department income and other income. Other operating income increases for the nine months ended September 30, 2005 consisted of increases of $.2 million each in service charge income and insurance premium income, $.4 million in trust department income and $.3 million in other income, offset by a decline in securities gains/(losses) of $.8 million. The difference in securities gains/(losses) was the result of a net $.2 million loss on the sale of securities during the first nine months of 2005 compared to a $.7 million gain during the same period of 2004.

Other operating expenses increased $.1 million (.2%) for the first nine months of 2005 when compared to the same period of 2004. For the third quarter of 2005, other operating expenses decreased $.3 million (3%) when compared to the third quarter of 2004. Salaries and employee benefits represent slightly more than half of total other operating expenses and increased $.9 million (7%) and $.4 million (10%) during the first nine months and third quarter of 2005, respectively, when compared to the corresponding periods of 2004. These increases are mainly attributable to the expansion into the Morgantown, West Virginia market in December of 2004, merit pay increases and to increased incentive pay during the periods discussed.

Occupancy, equipment and data processing expense for the first nine months and third quarter of 2005 increased $.3 million (6%) and $.1 million (4%), respectively, when compared to the same periods of 2004. These increases were principally due to branch expansion in existing and new market areas.

Other expenses decreased $.3 million (4%) during the first nine months of 2005 and increased $.1 million (4%) during the third quarter of 2005 when compared to the same periods of 2004. The year-to-date 2005 decrease is primarily due to reduced professional fees associated with various compliance costs, such as the Sarbanes-Oxley Act. In addition, third quarter and nine month 2004 other operating expenses include a $.9 million charge for the write-off of remaining unamortized issuance costs related to the exercise of an early redemption option on $23.7 million of the Company’s Junior Subordinated Debentures in the third quarter of 2004.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation that was incorporated in 1985 and is registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. The Corporation’s primary business activity is acting as the parent company of First United Bank & Trust, a Maryland trust company, Oakfirst Life Insurance Company, OakFirst Loan Center, Inc., a West Virginia finance company, OakFirst Loan Center, LLC, a Maryland finance company, two Connecticut statutory trusts, First United Statutory Trust I and First United Statutory Trust II, and First United Insurance Group, LLC, a Maryland full service insurance agency. OakFirst Loan Center, Inc. has one subsidiary, First United Insurance Agency, Inc., which is a Maryland insurance agency. The Bank provides a complete range of retail and commercial banking services to a customer base serviced by a network of 25 offices and 35 automated teller machines. It has two direct subsidiaries: First United Investment Trust, a Maryland real estate investment trust that invests in mortgage loans; and First United Auto Finance, LLC, an inactive indirect automobile leasing company. The Corporation’s website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the “Risk Factors” filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2004. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2005	2004	2005	2005	2005	2004
EARNINGS SUMMARY
Interest income	$18,099	$15,160	$16,826	$16,150	$51,075	$44,614
Interest expense	$7,710	$6,348	$6,833	$6,560	$21,104	$17,697
Net interest income	$10,389	$8,812	$9,993	$9,590	$29,971	$26,917
Provision for loan and lease losses	$356	$851	$1,007	$(91)	$1,272	$1,635
Noninterest income	$3,489	$2,802	$2,879	$3,081	$9,450	$9,247
Noninterest expense	$8,787	$9,095	$8,509	$8,479	$25,775	$25,724
Income taxes	$1,691	$573	$1,219	$1,529	$4,440	$3,001
Net income	$3,044	$1,095	$2,136	$2,754	$7,934	$5,804
Cash dividends paid	$1,122	$1,096	$1,131	$1,129	$3,382	$3,288

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2005	2004	2005	2005
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.50	$0.18	$0.35	$0.45
Book value	$14.83	$14.15	$14.54	$14.23
Closing market value	$19.90	$20.26	$20.03	$20.15
Common shares
outstanding at period end
Basic/Diluted	6,112,067	6,087,287	6,105,521	6,099,383

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.84%	0.67%	0.78%	0.90%
Return on average shareholders'
equity	11.97%	9.05%	11.22%	12.81%
Net interest margin	3.50%	3.43%	3.45%	3.38%
Efficiency ratio	64.49%	70.02%	65.64%	66.08%

PERIOD END BALANCES	30-Sep	31-Dec	30-Jun	31-Mar
	2005	2004	2005	2005

Assets	$1,299,752	$1,231,877	$1,267,422	$1,255,778
Earning assets	$1,192,604	$1,126,677	$1,146,286	$1,150,961
Gross loans and leases	$986,217	$911,450	$957,252	$923,690
Consumer Real Estate	$388,387	$337,228	$366,112	$345,841
Commercial	$400,036	$373,893	$393,390	$380,877
Consumer	$197,794	$200,329	$197,750	$196,972
Investment securities	$201,817	$210,661	$202,202	$222,229
Total deposits	$927,766	$850,661	$911,662	$915,235
Noninterest bearing	$114,223	$114,734	$115,468	$116,454
Interest bearing	$813,543	$735,927	$796,194	$798,781
Shareholders' equity	$90,464	$86,356	$88,680	$86,821

CAPITAL RATIOS	30-Sep	30-Sep	30-Jun	31-Mar
Period end capital to risk-	2005	2004	2005	2005
weighted assets:
Tier 1	11.01%	10.00%	10.94%	11.00%
Total	12.28%	11.80%	12.28%	12.33%

ASSET QUALITY
Net charge-offs for the quarter	$392	$273	$314	$187
Nonperforming assets: (Period End)
Nonaccrual loans	$3,805	$1,791	$3,199	$2,597
Restructured loans	$535	$557	$537	$540
Loans 90 days past due
and accruing	$1,051	$780	$1,258	$2,022
Other real estate owned	$199	$177	$263	$167
Total nonperforming assets
and past due loans	$11,798	$12,829	$12,731	$11,387
Allowance for credit losses
to gross loans, at period end	0.74%	0.80%	0.76%	0.72%
Nonperforming and 90 day past-due loans
to total loans at period end	0.50%	0.33%	0.47%	0.50%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.37%	0.23%	0.35%	0.37%